As filed with the Securities and Exchange Commission on July 13, 2007.
Registration No. 333-143998
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

athenahealth, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	7389	04-3387530
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

311 Arsenal Street
Watertown, MA 02472
(617) 402-1000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jonathan Bush
Chief Executive Officer
athenahealth, Inc.
311 Arsenal Street
Watertown, MA 02472
(617) 402-1000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Lawrence S. Wittenberg, Esq. Michael H. Bison, Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 (617) 570-1000	Christopher E. Nolin, Esq. athenahealth, Inc. 311 Arsenal Street Watertown, MA 02472 (617) 402-1000	Christopher J. Austin, Esq. Michael D. Beauvais, Esq. Ropes & Gray LLP One International Place Boston, MA 02110 (617) 951-7000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Ex-10.2 1997 Stock Plan of the Registrant
Ex-10.3 2000 Stock Option and Incentive Plan
Ex-10.6 President & Fellows of Harvard College Lease
Ex-10.7 Ramaniyam Real Estate Private Ltd Lease
Ex-10.8 Agreement of Lease, Sentinel Properties
Ex-10.9 Sungard Master Agreement
Ex-10.10 Worldmed Amended & Restated Marketing and Sales Agreement
Ex-10.11 Services Agreement, Vision Healthsource
Ex-10.12 Master Services Agreement, Exodus Communications
Ex-10.13 Second Amended & Restated Investor Rights Agreement
Ex-10.14 Registration Rights Agreement
Ex-10.15 Employment Agreement, Jonathan Bush
Ex-10.16 Employment Agreement, Todd Park
Ex-10.17 Employment Agreement, James MacDonald
Ex-10.18 Employment Agreement, Carl Byers
Ex-10.19 Employment Agreement, Christopher Nolin
Ex-10.20 Loan & Security Agreement, Silicon Valley Bank
Ex-10.21 Loan & Security Agreement, ORIX Venture
Ex-10.22 Secured Promissory Notes issued to ORIX
Ex-10.23 Loan & Security Agreement, Bank of America
Ex-10.24 Equipment Loan Note issued to Bank of America
Ex-10.25 Master Security Agreement, Oxford Finance
Ex-10.26 Promissory Notes issued to Oxford Finance Corporation
Ex-10.27 Master Security Agreement, GE Capital Corporation
Ex-10.28 Warrant to Purchase Shares, Pentech Financial
Ex-10.29 Warrant to Purchase Shares of Series A-2, Silicon Valley Bank
Ex-10.30 Warrant to Purchase Shares of Series C, Silicon Valley Bank
Ex-10.31 Warrant to Purchase Shares of Series D, Silcon Valley Bank
Ex-10.32 Warrant to Purchase Shares of Series D, GATX Ventures, Inc.
Ex-10.33 Warrant to Purchase Shares of Series D, TBCC Funding Trust II
Ex-10.34 Warrant to Purchase Shares of Series D, ORIX Venture Finance LLC
Ex-10.35 Warrant to Purchase Shares of Series E, Silicon Valley Bank
Ex-10.36 Warrant to Purchase Shares of Series E, ORIX Venture Finance LLC
Ex-10.37 Warrant to Purchase Shares of Series E, Banc of America
Ex-10.38 Warrant to Purchase Shares of Series E, ORIX Venture Finance LLC

EXPLANATORY NOTE
This Amendment No. 1 to the Registration Statement on Form S-1 (the “Form S-1”) of athenahealth, Inc. is being filed solely for the purpose of adding Exhibits to the original filing of the Form S-1, filed on June 22, 2007. Other than the addition of exhibits and corresponding changes to the exhibit index and signature page, the remainder of the Form S-1 is unchanged. Accordingly, the prospectus that forms a part of the Form S-1 is not reproduced in this Amendment No. 1. This Amendment No. 1 speaks as of the original filing date of the Form S-1 and does not reflect events occurring after the filing date of the original Form S-1, or modify or update the disclosures therein in any way other than as required to reflect the amendment set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

Amount to be Paid

SEC registration fee	$2,648
National Association of Securities Dealers Inc. fee	9,125
Nasdaq Global Market listing fee	*
Printing and mailing	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*

Total	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Article VII of our restated certificate of incorporation (the “Charter”), provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Article VII of the Charter further provides that any repeal or modification of such article by our stockholders or an amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Article V of our restated by-laws (the “By-Laws”), provides that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article V of the By-Laws further provides for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees.

In addition, Article V of the By-Laws provides that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or By-Laws, agreement, vote of stockholders or otherwise. Furthermore, Article V of the By-Laws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article V of the By-Laws.

In connection with the sale of common stock being registered hereby, we intend to enter into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and the Charter and By-Laws.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, the registrant has issued the following securities that were not registered under the Securities Act:

Issuances of Warrants in Financings.

In February 2005, we issued (i) a warrant to purchase 10,000 shares of Series E Convertible Preferred Stock at an exercise price of $5.04 per share to Silicon Valley Bank and (ii) a warrant to purchase 26,945 shares of Series E Convertible Preferred Stock at an exercise price of $5.04 per share to ORIX Venture Finance LLC. In November 2006, ORIX Venture Finance LLC assigned the rights to 5,000 of their shares under the February 2005 warrant. Consequently, we cancelled their February 2005 warrant and issued (i) a warrant to purchase 5,000 shares of Series E Convertible Preferred Stock at an exercise price of $5.04 per share to Banc of America Strategic Investments Corporation and (ii) a warrant to purchase 21,945 shares of Series E Convertible Preferred Stock at an exercise price of $5.04 per share to ORIX Venture Finance LLC.

In December 2005, we issued a warrant to purchase 124,000 shares of Series E Convertible Preferred Stock at an exercise price of $5.04 per share to ORIX Venture Finance LLC.

In March 2006, we issued a warrant to purchase 3,711 shares of Series E Convertible Preferred Stock at an exercise price of $5.04 per share to Oxford Finance Corporation.

In June 2006, we issued a warrant to purchase 2,373 shares of Series E Convertible Preferred Stock at an exercise price of $5.04 per share to Oxford Finance Corporation.

In September 2006, we issued (i) a warrant to purchase 1,050 shares of Series E Convertible Preferred Stock at an exercise price of $5.04 per share to Oxford Finance Corporation and (ii) a warrant to purchase 24,000 shares of Series E Convertible Preferred Stock at an exercise price of $5.04 per share to ORIX Venture Finance LLC.

In December 2006, we issued a warrant to purchase 2,296 shares of Series E Convertible Preferred Stock at an exercise price of $5.04 per share to Oxford Finance Corporation.

In June 2007, we issued a warrant to purchase 24,000 shares of Series E Convertible Preferred Stock at an exercise price of $9.30 per share to ORIX Venture Finance LLC.

No underwriters were used in the foregoing transactions. All sales of securities described above were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering or pursuant to Regulation S promulgated under the Securities Act for transactions by an issuer that occur outside the United States. All of the purchasers in these transactions represented to us in connection with their purchase that they were accredited investors or not U.S. persons, as applicable, and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Grants and Exercises of Stock Options.

Since June 1, 2004, we have granted stock options to purchase 2,192,223 shares of common stock with exercise prices ranging from $1.97 to $9.30 per share, to employees, directors and consultants pursuant to our stock option plans. Of these options, 250,725 have been exercised. The common stock issued upon exercise of options are deemed restricted securities for the purposes of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits:

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Consolidated Financial Statements Schedules:

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Watertown, Massachusetts on July 13, 2007.

ATHENAHEALTH, INC.

By:	/s/ JONATHAN BUSH
Jonathan Bush
Chief Executive Officer, President and
Chairman of the Board

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name		Title	Date

/s/ JONATHAN BUSH Jonathan Bush		Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	July 13, 2007

/s/ CARL B. BYERS Carl B. Byers		Chief Financial Officer (Principal Financial and Accounting Officer)	July 13, 2007

* Ruben Jose King-Shaw, Jr.		Lead Director	July 13, 2007

* James L. Mann		Director	July 13, 2007

* Ann Huntress Lamont		Director	July 13, 2007

* Bryan E. Roberts		Director	July 13, 2007

* Richard N. Foster		Director	July 13, 2007

* Brandon H. Hull		Director	July 13, 2007

*By:	/s/ JONATHAN BUSH Jonathan Bush Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.		Exhibit Index

1	.1**	Form of Underwriting Agreement
3	.1**	Form of Amended and Restated Certificate of Incorporation of the Registrant
3	.2**	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon completion of the offering)
3	.3**	Form of Amended and Restated Bylaws of the Registrant (to be effective upon completion of the offering)
4	.1**	Specimen Certificate evidencing shares of common stock
5	.1**	Opinion of Goodwin Procter LLP
10	.1**	Form of Indemnification Agreement, to be entered into between the registrant and each of its directors and officers
†10	.2	1997 Stock Plan of the Registrant and form of agreements thereunder
†10	.3	2000 Stock Option and Incentive Plan of the Registrant, as amended, and form of agreements thereunder
†10	.4**	2007 Stock Option and Incentive Plan of the Registrant, and form of agreements thereunder
†10	.5**	2007 Employee Stock Purchase Plan
#10	.6	Lease between President and Fellows of Harvard College and the Registrant, dated November 8, 2004 for space at the premises located at 300 North Beacon Street, Watertown, MA 02472 and 311 Arsenal Street, Watertown, MA 02472
10.7		Agreement to Lease by and between Ramaniyam Real Estate Private Ltd. and Athena Net India Private Limited, dated August 25, 2006 for space at the premises located at Nos. 57, 59, 61 & 63, Taylors Road, Kilpauk, Chennai-600 010
#10	.8	Agreement of Lease by and between Sentinel Properties — Bedford, LLC and the Registrant, dated May 8, 2007
#10	.9	Master Agreement for U.S. Availability Services by and between Sungard Availability Services LP and the Registrant, dated March 31, 2007, as amended
#10	.10	Amended and Restated Marketing and Sales Agreement by and between the Registrant and Worldmed Shared Services, Inc. (d/b/a PSS World Medical Shared Services, Inc.) dated May 24, 2007
#10	.11	Services Agreement by and among Vision Healthsource, Inc., Vision Healthsource India Private Ltd., and the Registrant, dated December 9, 2002, as amended
#10	.12	Master Service Agreement by and between Exodus Communications, Inc. and the Registrant, dated September 1999
10.13		Second Amended and Restated Investor Rights Agreement, dated April 16, 2004
10.14		Registration Rights Agreement by and between Silicon Valley Bank and ORIX Venture Partners LLC and the Registrant, as amended
†10	.15	Employment Agreement by and between the Registrant and Jonathan Bush, as amended
†10	.16	Employment Agreement by and between the Registrant and Todd Park, as amended
†10	.17	Employment Agreement by and between the Registrant and James MacDonald, dated August 30, 2006
†10	.18	Employment Agreement by and between the Registrant and Carl Byers, as amended
†10	.19	Employment Agreement by and between the Registrant and Christopher Nolin, dated April 1, 2001
10.20		Loan and Security Agreement by and between Silicon Valley Bank and the Registrant, dated August 20, 2002, as amended
10.21		Loan and Security Agreement by and between ORIX Venture Finance LLC and the Registrant, dated December 28, 2005, as amended
10.22		Secured Promissory Notes issued to ORIX Venture Finance LLC on December 28, 2005, September 21, 2006 and June 8, 2007
10.23		Loan and Security Agreement by and between Bank of America, N.A. and the Registrant, dated March 31, 2006
10.24		Equipment Loan Note issued to Bank of America, N.A. on March 31, 2006

Exhibit
No.		Exhibit Index

10.25		Master Security Agreement No. 6081111 by and between Oxford Finance Corporation and the Registrant, dated March 31, 2006
10.26		Promissory Notes issued to Oxford Finance Corporation on March 31, 2006, June 21, 2006, September 27, 2006, December 15, 2006 and March 19, 2007
10.27		Master Security Agreement by and between General Electric Capital Corporation and the Registrant, dated August 23, 2002
10.28		Warrant to Purchase 75,000 Shares of the Registrant’s Common Stock, issued to Pentech Financial Services, Inc. on November 1, 2002
10.29		Warrant to Purchase Shares of the Registrant’s Series A-2 Convertible Preferred Stock, issued to Silicon Valley Bank on September 9, 1999, as amended
10.30		Warrant to Purchase 28,571 Shares of the Registrant’s Series C Convertible Preferred Stock, issued to Silicon Valley Bank on March 31, 2000
10.31		Warrant to Purchase 78,475 Shares of the Registrant’s Series D Convertible Preferred Stock, issued to Silicon Valley Bank on November 4, 2003
10.32		Warrant to Purchase 32,468 Shares of the Registrant’s Series D Convertible Preferred Stock, issued to GATX Ventures, Inc. on May 31, 2001
10.33		Warrant to Purchase 32,468 Shares of the Registrant’s Series D Convertible Preferred Stock, issued to TBCC Funding Trust II on May 31, 2001
10.34		Warrant to Purchase 156,949 Shares of the Registrant’s Series D Convertible Preferred Stock, issued to ORIX Venture Finance LLC on November 4, 2003
10.35		Warrant to Purchase 10,000 Shares of the Registrant’s Series E Convertible Preferred Stock, issued to Silicon Valley Bank on February 28, 2005
10.36		Warrant to Purchase 21,945 Shares of the Registrant’s Series E Convertible Preferred Stock, issued to ORIX Venture Finance LLC on November 8, 2006
10.37		Warrant to Purchase 5,000 Shares of the Registrant’s Series E Convertible Preferred Stock, issued to Banc of America Strategic Investments Corporation on November 8, 2006
10.38		Warrant to Purchase 5,000 Shares of the Registrant’s Series E Convertible Preferred Stock, issued to ORIX Venture Finance LLC on June 6, 2007
21	.1*	Subsidiaries of the Registrant
23	.1*	Consent of Deloitte & Touche LLP
23	.2**	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24	.1*	Power of Attorney (included in page II-5)

*	Previously filed.

**	To be included by amendment

†	Indicates a management contract or any compensatory plan, contract or arrangement.

#	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.